Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Results for Third Quarter 2012

LOS ANGELES, CA (November 8, 2012) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate solution (UAN) and ammonium sulfate (AS), today announced its results for the three and nine months ended September 30, 2012.

Agrifos LLC Acquisition

On November 1, 2012, Rentech Nitrogen acquired all of the membership interests of Agrifos LLC, which owns a fertilizer production facility in Pasadena, Texas, that produces primarily ammonium sulfate fertilizer. The acquisition is expected to be accretive to per unit cash available for distribution beginning in 2013.

The acquired Pasadena facility is the third largest producer of ammonium sulfate fertilizer as well as the largest producer of synthetic granulated AS in North America. The plant’s other products include ammonium thiosulfate fertilizer, or ATS, and sulfuric acid, or SA. The plant uses ammonia and sulfur as raw materials to produce these products. Product margins and seasonality of sales are generally less variable than those of ammonia and UAN, with premium pricing received for the plant’s superior quality AS product. The products are sold through distributors to customers within the U.S. and Brazil. AS and ATS are typically blended with other nitrogen, phosphate, and potash fertilizers for application to a variety of crops to maximize yields and maintain nutrient balance within crops. SA is utilized for industrial purposes. The Pasadena facility and site provide a number of opportunities for growth in cash flow expected to be provided by the facility.

Financial Highlights

Results for the three and nine months ended September 30, 2012 and 2011 exclude those of Agrifos LLC, since Agrifos was acquired subsequent to September 30, 2012.

Three months ended September 30, 2012

Revenues for the three months ended September 30, 2012 were $60.1 million, compared to $38.6 million for the comparable period in the prior year. This increase in revenues was primarily due to increased sales volume for all products, except for nitric acid, sales of which remained unchanged. The timing of product shipments during the three months ended September 30, 2011 was affected by the 2011 turnaround. With fewer tons available for sale last year, Rentech Nitrogen secured a larger percentage of sales for delivery in the fourth quarter of 2011, which resulted in reduced deliveries in the third quarter of last year. The warm, dry weather during the second quarter of 2012 reduced UAN sales volume, resulting in additional product available for delivery in the third quarter of 2012.

During the three months ended September 30, 2012, Rentech Nitrogen generated operating income of $29.2 million compared to $10.4 million during the comparable period in the prior year.

For the three months ended September 30, 2012, net income was $28.8 million or $0.75 per unit. This compares to net income of $3.3 million for the comparable period last year. EBITDA for the period was $32.9 million, compared to $12.9 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to net income have been included below in this press release.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “Rentech Nitrogen continues to produce exceptional results, benefiting from relatively low natural gas prices and strong product deliveries and prices. These factors contributed to strong cash distributions of $0.85 per unit this quarter.” Mr. Ramsbottom continued, “We recently completed our first acquisition, which will provide incremental cash flow and growth opportunities and diversifies the products, markets, location, and raw materials of our nitrogen fertilizer operations beyond those of our existing plant in East Dubuque. Rentech Nitrogen will begin to see the accretive benefits of this new business in 2013, when it is expected to begin contributing to cash distributions.”

Mr. Ramsbottom added, “With the acquisition of the fertilizer production facility in Pasadena, TX, we believe we have positioned Rentech Nitrogen for additional growth and less exposure to weather fluctuations in corn pricing and plantings, pricing of any one particular product or raw material, and the seasonality of sales.”

Rentech Nitrogen’s natural gas hedging strategy resulted in average natural gas costs of $3.14 per MMBtu for the third quarter of 2012, compared to $4.74 per MMBtu for the prior-year period. Lower natural gas costs combined with strong product prices contributed to gross margins of 58% in the current period, up significantly from 33% for the same quarter last year.

Selling, general and administrative (SG&A) expenses were $5.5 million for the three months ended September 30, 2012, compared to $1.8 million for the prior-year period. The increase in SG&A expenses was primarily due to business development expenses, including $1.7 million of costs relating to the Agrifos acquisition. Also contributing to the increase were costs associated with having become a publicly traded limited partnership, including an increase of $1.1 million in non-cash unit-based compensation expense.

Nine months ended September 30, 2012

Revenues for the nine months ended September 30, 2012 were $169.2 million, compared to $136.9 million for the comparable period in the prior year. The increase in revenue for the nine months ended September 30, 2012 was primarily due to increased sales prices for all products and sales volume for ammonia.

During the nine months ended September 30, 2012, Rentech Nitrogen generated operating income of $90.3 million, compared to $55.3 million during the comparable period in the prior year.

For the nine months ended September 30, 2012, net income was $89.4 million or $2.34 per unit. This compares to net income of $20.6 million for the comparable period last year. Included in the prior year’s net income was $9.2 million of loss on debt extinguishment. EBITDA for the period was $99.7 million, compared to $62.7 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to net income have been included below in this press release.

The Partnership’s natural gas hedging strategy resulted in average natural gas costs of $3.63 per MMBtu for the first nine months of 2012, compared to $4.78 per MMBtu for the prior-year period. Lower natural gas costs combined with strong product prices contributed to gross margins of 61% in the current period, up significantly from 44% for the same period last year.

SG&A expenses were $12.0 million for the nine months ended September 30, 2012, compared to $4.4 million for the prior-year period. The increase in SG&A expenses was primarily due to business development expenses, including costs of $2.0 million relating to the Agrifos acquisition. Also contributing to the increase were costs associated with having become a publicly traded limited partnership, including an increase of $2.3 million in non-cash unit-based compensation expense.

Partnership Outlook

Rentech Nitrogen expects low grain inventories caused by the drought to continue to have a favorable impact on nitrogen prices and demand for the remainder of 2012 and 2013.

2012 Outlook

The fall harvest in Rentech Nitrogen’s market area is nearly complete, several weeks earlier than typical. Recent rains as well as optimal soil temperatures have set the stage for an early start for fall application. As of October 30th, ammonia application was in full stride in the Mid Corn Belt.

Rentech Nitrogen reiterates guidance for the twelve months ending December 31, 2012, stating that it expects cash available for distribution to be in excess of $126 million or $3.30 per unit, and EBITDA to be in excess of $130 million. The guidance includes the expected impact of business development expenses in SG&A attributed to the Agrifos acquisition; the contribution of the Pasadena plant’s operations; and a five day outage at the East Dubuque facility that occurred in early November. The Partnership has included an updated calculation of forecasted cash available for distribution below in this press release.

Rentech Nitrogen has delivered, or has forward purchase commitments for 100% of its forecasted deliveries of ammonia and UAN for 2012. The Partnership has already purchased or contracted at fixed prices 100% of the natural gas required to produce the product already delivered or forecasted to be delivered during the twelve months ending December 31, 2012.

2013 Outlook

Rentech Nitrogen continues to expect 2013 to benefit from market dynamics similar to those of 2012. The impact of the drought on ending corn stocks will likely result in continued high prices and significant acres planted next year. Multiple forecasting services are projecting corn plantings to exceed 96 million acres next year. Low corn inventories should drive corn pricing throughout the year and support strong fertilizer demand. Current posted product prices for spring 2013 delivery are $810 per ton for ammonia and $360 per ton for UAN.

Rentech Nitrogen expects the recently acquired Pasadena facility to generate approximately $20 million in operating income and approximately $25 million in EBITDA in 2013, excluding one-time integration and transition costs. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of the plant’s forecasted EBITDA to operating income have been included below in this press release.

The Pasadena facility is expected to be accretive to cash distributions per unit beginning in 2013.

The East Dubuque facility will undergo its next bi-annual turnaround during the fall of 2013. The turnaround is anticipated to take up to four weeks, which is longer than the typical 18 to 25 days, due to the fact that the final tie-ins for the ammonia production capacity expansion will occur during the 2013 turnaround to minimize plant downtime. During the turnaround, the plant’s ammonia and UAN units will be off-line and therefore ammonia and UAN production and sales volumes during 2013 are expected to be lower than in 2012. Approximately $3 to $5 million of costs for work related to the turnaround are anticipated to be included in cost of sales in the fall of 2013.

The ongoing urea production capacity expansion project at the East Dubuque facility is on schedule to be completed by the end of 2012. The expansion is now expected to increase urea production by approximately 14% or 19,250 tons annually, an increase from the previous estimate of 13% or 17,500 tons annually. The capital budget for this project, which includes completed work relating to the DEF expansion, is now estimated at approximately $7 million, up from an estimated $6 million.

The ammonia expansion project at the facility in East Dubuque is progressing on schedule and within budget. The project is designed to increase production of ammonia for sale or upgrade to other products by approximately 23%, or 70,000 tons annually, and to increase on-site ammonia storage capacity by approximately 20,000 tons. The estimated approximately $100 million expansion project, which is being financed by a multiple-draw capital expenditure loan facility, is scheduled to be completed by the end of 2013, after the scheduled bi-annual turnaround. The Partnership expects the additional ammonia production to contribute to per unit cash distributions beginning in 2014.

In 2013, Rentech Nitrogen expects to commence a project to increase ammonium sulfate production capacity by 20%, or 115,000 tons annually, at its Pasadena facility. The Partnership expects to complete this expansion in the first half of 2014, with the additional ammonium sulfate production anticipated to contribute to per unit cash distributions beginning in the second half of 2014.

Third Quarter Cash Distribution

On October 23, 2012, Rentech Nitrogen declared a cash distribution of $0.85 per unit, payable on November 14, 2012 to unit holders of record as of November 7. This will be the third cash distribution paid by Rentech Nitrogen since its initial public offering in November 2011, and will result in cumulative cash distributions of $3.08 per common unit. Of that amount, $2.55 per common unit relates to cash distributions for the twelve months ending December 31, 2012. The calculation of cash available for distribution has been included below in this press release.

Amended Credit Facility

In conjunction with the closing of the Agrifos acquisition, Rentech Nitrogen amended its existing debt facility, and expanded its borrowing base from $135 million to $300 million. The facility also includes an accordion feature to expand the debt capacity by an additional $35 million, subject to additional lending commitments, to finance future growth projects. GE Capital Markets, Inc. served as lead arranger and book runner for the debt facilities.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, November 8, 2012, at 9:00 a.m. PST, during which time senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-404-5245 or 303-223-4363. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PST on November 8 through 11:00 a.m. PST on November 15. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21607176.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Total Revenues	$60,112	$38,567	$169,228	$136,895
Cost of Sales	25,077	25,751	65,975	76,451

Gross Profit	35,035	12,816	103,253	60,444
Selling, general and administrative expense	5,508	1,750	11,982	4,354
Depreciation	90	95	726	297
(Gain) loss on disposal of property, plant and equipment	237	595	284	523

Operating Expenses	5,835	2,440	12,992	5,174

Operating Income	29,200	10,376	90,261	55,270
Other Income (Expense), Net
Interest income	14	12	43	39
Interest expense	(39)	(4,522)	(181)	(10,841)
Loss on debt extinguishment	—	—	—	(9,223)
Loss on interest rate swaps	(327)	—	(907)	—
Other income, net	—	(1)	232	—

Total Other Expenses, Net	(352)	(4,511)	(813)	(20,025)

Income Before Income Taxes	28,848	5,865	89,448	35,245
Income tax expense	—	2,553	—	14,643

Net Income	$28,848	$3,312	$89,448	$20,602

Net Income per Common Unit - Basic	$0.75		$2.34
Net Income per Common Unit - Diluted	$0.75		$2.34
Weighted-Average Units:
Basic	38,260		38,254

Diluted	38,292		38,259

Rentech Nitrogen Partners, L.P.

Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2012	As of December 31, 2011
Cash and Cash Equivalents	$55,487	$44,836
Working Capital	27,779	31,645
Construction in Progress	42,987	7,062
Total Assets	176,068	130,443
Credit Facilities	26,990	—
Total Long-Term Liabilities	28,108	277
Total Partners’ Capital	104,964	99,191

Key Operating Statistics:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Production Tons (in thousands)
Ammonia	76	55	231	198
Ammonia Available for Sale (included in line above)	37	24	112	89
UAN	77	67	238	226
Other Products (excludes CO2)	76	57	228	203
Delivered Tons (in thousands)
Ammonia	31	18	101	81
UAN	110	77	236	236
Other Products (excludes CO2)	14	7	40	34
Average Price per Delivered Ton
Ammonia	$620	$636	$666	$630
UAN	$295	$298	$332	$294
Natural Gas
Natural Gas Used in Production (Million MMBtu)	2.8	2.1	8.4	7.5
Average Natural Gas Cost per MMBtu, including transportation cost	$3.18	$4.81	$3.51	$4.75
Natural Gas Cost in Cost of Sales (Million MMBtu)	3.1	2.1	8.0	7.4
Average Natural Gas Cost per MMBtu, including transportation cost	$3.14	$4.74	$3.63	$4.78
On-Stream Rates:
Ammonia	100.0%	85.9%	100.0%	95.2%
UAN	100.0%	85.9%	100.0%	95.2%

The respective on-stream factors for the ammonia and UAN plant equal the total days the applicable plant operated in any given period, divided by the total days in that period. The bi-annual turnaround occurred during the three months and nine months ended September 30, 2011.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. The Partnership calculates cash available for distribution as EBITDA plus non-cash compensation expense, return of cash reserves for working capital and less maintenance capital expenditures, net cash interest expense and other financing costs paid and cash reserves for working capital. The Partnership presents EBITDA because it is a material component in its calculation of cash available for distribution. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis; and

•

Rentech Nitrogen’s operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of Rentech Nitrogen’s costs and operations. In addition, EBITDA and cash available for distribution presented by other companies may not be comparable to Rentech Nitrogen’s presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for the three and nine months ended September 30, 2012 and 2011 (stated in thousands).

	Three Months Ended,		Nine Months Ended,
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$28,848	$3,312	$89,448	$20,602
Add:
Interest income	(14)	(12)	(43)	(39)
Interest expense	39	4,522	181	10,841
Loss on debt extinguishment	—	—	—	9,223
Loss on interest rate swaps	327	—	907	—
Income tax expense	—	2,553	—	14,643
Depreciation and amortization	3,679	2,514	9,456	7,419
Other	—	1	(232)	—

EBITDA	$32,879	$12,890	$99,717	$62,689

The table below reconciles cash available for distribution to EBITDA for the three months ended September 30, 2012 (stated in thousands, except per unit data).

July 1, 2012 - September 30, 2012
EBITDA	$32,879
Plus: Non-cash compensation expense	1,124
Plus: Return of cash reserves for working capital	733
Less: Maintenance capital expenditures	(1,726)
Less: Net interest expense and other financing costs	(30)

Cash available for distribution	$32,980

Cash available for distribution, per unit	$0.85

Common units outstanding	38,800

The table below reconciles forecasted EBITDA and cash available for distribution to forecasted net income for the twelve months ending December 31, 2012. (stated in thousands, except per unit data).

For the Twelve Months Ending
December 31, 2012
Net income, in excess of	$116,100
Add:
Net interest expense	1,000
Depreciation and amortization	12,700
Other	700

EBITDA, in excess of	$130,500
Plus: Non-cash compensation expense	$2,000
Less: Maintenance capital expenditures	(9,000)
Less: Net cash interest expense and other financing costs	(1,000)
Plus: Distribution of cash reserves for working capital[1]	5,400

Cash available for distribution, in excess of	$127,900

Cash available for distribution, per unit, in excess of	$3.30

Common units outstanding[2]	38,800

[1]	Approximately $3.8 million is expected to be distributed in the fourth quarter.
[2]	Includes 538,793 units issued in connection with the acquisition of the Pasadena facility.

The table below reconciles the Pasadena facility’s 2013 forecasted EBITDA to operating income for the twelve months ending December 31, 2013, excluding one-time costs associated with transition and integration (stated in millions).

Operating Income	$20
Plus: Depreciation	5

2013 Estimated Plant EBITDA	$25

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. Rentech Nitrogen East Dubuque is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and urea ammonium nitrate solution for sale to customers in the Mid Corn Belt. Rentech Nitrogen Pasadena is located in Pasadena, Texas along the Houston Ship Channel. Rentech Nitrogen Pasadena is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and South America. The Pasadena facility’s other products, which are sold domestically, include ammonium thiosulfate fertilizer and sulfuric acid. The facility uses ammonia and sulfur as its primary feedstocks.

Forward Looking Statements

This press release contains forward-looking statements about matters such as: our forecasted EBITDA and cash available for distribution for the twelve months ending December 31, 2012; the outlook for our nitrogen fertilizer business; and the projected financial impact of the Agrifos acquisition, including accretion, projected EBITDA and growth opportunities for the Pasadena facility. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net